Exhibit 99.1

FOR IMMEDIATE RELEASE-December 8, 2009

ANCHOR FUNDING SERVICES, INC. COMPLETES ASSET ACQUISITION OF BROOKRIDGE FUNDING, LLC FOR $2.4 million.

BOCA RATON, Fla., Dec. 8 /PRNewswire-FirstCall/ -- Anchor Funding Services, Inc. (OTC Bulletin Board Symbol “AFNG.OB”) is pleased to announce the asset acquisition of Brookridge Funding, LLC (“Brookridge”), a purchase order finance (P.O.) and accounts receivable factoring firm for $2.4 million representing Brookridge’s outstanding client account balances at closing, plus an earn-out payment based on its operating income.

Since 1995, Brookridge has provided over $430 million of purchase order and accounts receivable financing to small and mid-sized U.S. businesses. The purchase order financing industry, a specialty niche funding sector, is not dominated by any single firm and serves to fill a critical need for companies requiring working capital to source goods from suppliers in order to fill customer purchase orders from credit worthy companies, Fortune 1000 corporations or government related entities. Purchase order financing for U.S. based firms supports payments for the flow of goods within the supply chain to suppliers for production of goods which ultimately reach the end consumer.

Morry F. Rubin, Chairman and CEO, stated “P.O. financing and accounts receivable factoring which is a multibillion dollar industry offer a critical turnkey working capital solutions  for businesses from funding the original cost of producing goods to then receiving immediate cash for sales invoices created from the shipment of those goods. Many businesses have purchase orders from credit worthy “Fortune 1000” companies but they do not have capital to fill orders and pay suppliers. Brookridge, which is secured by inventory and other assets, has been providing PO financing for approximately 15 years. Anchor’s acquisition of Brookridge expands our general factoring services and creates an opportunity to provide P.O. financing solutions to our clients and prospects as a bundled working capital solution. Furthermore, additional capital provided by Anchor to Brookridge will more rapidly expand its clients’ fundings and fulfill its current revenue opportunities.”  Mr. Rubin further added, “Given the limited availability of business credit and traditional bank financing for small businesses, the ability to fund opportunistic transactions with our capital sources including Anchor’s recently announced Senior A/R Credit Facility with Greystone Commercial Services L.P. is very favorable.”

Prior to the credit crisis which began approximately 14 months ago, Brookridge’s finance revenues were significantly greater than today. With a new $3.7 million credit facility from Anchor’s Co-Chairmen and an investor plus a $1.5 million equity investment from Anchor, its Co-Chairmen and Brookridge principals, Brookridge can now fulfill its revenue opportunities and meet its current demand from clients and prospects for its financial products.

Brookridge Funding’s founders, Michael Hilton and John McNiff, will serve as Co-Presidents of the company which will operate under the name Brookridge Funding Services, LLC. In discussing the transaction, Michael Hilton stated, “We are excited to be partnering with Anchor Funding Services, and utilizing our combined resources to continue to expand our financing capabilities within the purchase order and accounts receivable financing industry. It’s great to have the ability to meet the demand for our financial services and grow the company.”

As previously stated, we continue to explore acquisition opportunities of other U.S. factoring and specialty finance firms which may accelerate our earnings and revenue growth while expanding our finance product offerings.

For the 9 month period ended September 30, 2009, financing revenues (unaudited) were approximately $1.3 million.  With this acquisition of Brookridge and its expected contribution to both revenue and net income, we anticipate Anchor achieving profitability within calendar year 2010.

About Anchor

Anchor provides innovative accounts receivable funding to small and mid-size U.S. businesses.  Through our 80% owned subsidiary, Brookridge Funding Services, LLC, we provide purchase order financing solutions to firms requiring non-traditional financing for U.S. based clients conducting business with creditworthy firms domestically. Our funding facility which is based upon creditworthiness of accounts receivable, provides rapid and flexible financing to support small and mid-size businesses’ working capital needs.

Additional Information

For additional information, a copy of Anchor’s Form 8-K filed with the Securities and Exchange Commission on December 7, 2009 can be obtained on the Internet by going to www.sec.gov, clicking “Search for Company filings,” then clicking “Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification)”, typing in our company name and clicking “find Companies.”

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements.  The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

Contact Morry F. Rubin, Chairman and C.E.O. (866) 950- 6669 EXT 302
Email: mrubin@anchorfundingservices.com